UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549

                           FORM 12b-25


SEC FILE NUMBER
000837759
NOTIFICATION OF LATE FILING
CUSIP NUMBER
561240 102

(Check One):  [ ] Form 10-K  [ ] Form 20-F [ ] Form 11-K [ ]
Form 10-Q [X] Form N-SAR

For Period Ended:  March 31, 1996

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
_______________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

_________________________________________________________________

PART II -- REGISTRATION INFORMATION
Mallon Resources Corporation
(Full Name of Registrant)

_________________________________________________________________

Former Name if Applicable

999 18th Street, Suite 1700
(Address of Principal Executive Office (Street and Number)

Denver, CO  80202
(City, State and Zip Code)

_________________________________________________________________




PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)  The accountant's statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company cannot file its Form 10-Q within the prescribed time period because complete information could not be compiled without undue effort and expense.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Roy Ross                303              293-2333
(Name)               (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
[X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in
the subject report or portion thereof?     [ ] Yes     [X] No

   If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________

Mallon Resources Corporation
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 15, 1996                 By Roy Ross

                            Roy K. Ross, Executive Vice President
                                    (Name and Title)

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

Index to Exhibits - None